Exhibit 99.B(d)(1)(A)(v)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2007

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to our letter agreement dated April 29, 2005, we have reduced our annual investment management fees for ING Capital Guardian U.S. Equities Portfolio, ING JPMorgan Small Cap Core Equity Portfolio, and ING UBS U.S. Allocation Portfolio (the “Portfolios”) by amounts corresponding to the April 29, 2005 sub-advisory fee reductions by Capital Guardian Trust Company, J.P. Morgan Investment Management Inc., and UBS Global Asset Management (Americas) Inc.(the “Reductions”).

The Reductions are calculated as follows:

Reduction = 50% x (former sub-advisory fee - new sub-advisory fee)

By this letter, we agree to continue the Reductions for the period May 1, 2007 through May 1, 2008.

Please indicate your agreement to these Reductions by executing below in the place indicated.

Very sincerely,

/s/Todd Modic

Todd Modic
Vice President
Directed Services, LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of the Portfolios)

By:	/s/Robert S. Naka
Robert S. Naka
Executive Vice President